Exhibit 16.1

Comiskey & Company Professional Corporation

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent registered accountants for IPORussia, Inc., a development stage corporation. We reviewed the Company's unaudited financial statements for the three and six months ended June 30, 2007 and the three and nine months ended September 30, 2007.

On December 21, 2007, we resigned as independent registered accountants of the Corporation. We have read the Corporation's statements included under Item 4.01 of its Form 8-K for December 21, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Item B, concerning the new independent registered public accounting firm of Daszkal Bolton, LLP.

Comiskey & Company

PROFESSIONAL CORPORATION

Denver, Colorado
December 21, 2007

Certified Public Accountants & Consultants

789 Sherman Street • Suite 385 • Denver, CO 80203
(303) 830-2255 • Fax (303) 830-0876 • info@comiskey.com • www.comiskey.com